Exhibit 99.1

NEWS RELEASE

For Immediate Release	Contact:	Barbara Thompson
January 26, 2021		First Citizens BancShares
919.716.2716
FIRST CITIZENS BANCSHARES REPORTS EARNINGS FOR FOURTH QUARTER AND FULL YEAR 2020
RALEIGH, N.C. -- First Citizens BancShares Inc. (“BancShares”) (Nasdaq: FCNCA) reported strong earnings for the fourth quarter of 2020. Key results for the quarter ended December 31, 2020, are presented below:

FOURTH QUARTER RESULTS

Q4 2020	Q4 2019	Q4 2020	Q4 2019	Q4 2020	Q4 2019	Q4 2020	Q4 2019	Q4 2020	Q4 2019
Net income (in millions)		Net income per share		Net interest margin		Return on average assets		Return on average equity
$138.1	$101.9	$13.59	$9.55	3.02%	3.59%	1.11%	1.05%	14.02%	11.32%

YEAR-TO-DATE (“YTD”) RESULTS

2020	2019	2020	2019	2020	2019	2020	2019	2020	2019
Net income (in millions)		Net income per share		Net interest margin		Return on average assets		Return on average equity
$491.7	$457.4	$47.50	$41.05	3.17%	3.74%	1.07%	1.23%	12.96%	12.88%

FOURTH QUARTER HIGHLIGHTS

Net income	Net income for the fourth quarter of 2020 was $138.1 million, an increase of $36.2 million, or 35.5%, compared to the same quarter in 2019. Net income per common share increased to $13.59 for the fourth quarter of 2020, from $9.55 per share during the same quarter in 2019.

Return on average assets and equity	Return on average assets for the fourth quarter of 2020 was 1.11%, up from 1.05% during the same quarter in 2019. Return on average equity for the fourth quarter of 2020 was 14.02%, up from 11.32% during the same period of 2019.

Net interest income and net interest margin	BancShares reported total net interest income of $358.7 million for the fourth quarter of 2020, an increase of $31.6 million, or 9.7%, compared to the same quarter in 2019. The taxable-equivalent net interest margin (“NIM”) was 3.02% for the fourth quarter of 2020, down 57 basis points from 3.59% during the same quarter in 2019 and down 4 basis points from 3.06% during the third quarter of 2020.

Provision for credit losses
The provision for credit losses was $5.4 million during the fourth quarter of 2020, compared to $7.7 million during the fourth quarter of 2019. The allowance for credit losses (“ACL”) was $224.3 million at December 31, 2020, compared to $225.1 million at December 31, 2019, representing 0.68% and 0.78% of loans, respectively.

Operating performance	Noninterest income totaled $126.8 million for the fourth quarter of 2020, an increase of $22.4 million, or 21.4%, compared to the same quarter of 2019. Noninterest expense was $305.4 million for the fourth quarter of 2020, an increase of $13.1 million, or 4.5%, compared to the same quarter of 2019.

Loans and credit quality	Total loans grew to $32.79 billion, an increase of $3.91 billion, or by 13.5%, since December 31, 2019. Excluding $2.41 billion of loans originated under the Small Business Administration Paycheck Protection Program (“SBA-PPP”) and loans from acquisitions, total loans increased $1.40 billion since December 31, 2019, or by 4.9%. The net charge-off ratio was 0.06% and 0.07% for the three- and twelve-month periods ended December 31, 2020, respectively, compared to 0.14% and 0.11% for the three and twelve months ended December 31, 2019, respectively.

Deposits	Total deposits grew to $43.43 billion, an increase of $9.00 billion, or by 26.1%, since December 31, 2019. Excluding estimated SBA-PPP deposits, which totaled $0.93 billion, and deposits from acquisitions, total deposits increased $7.87 billion since December 31, 2019, or by 22.9%.

Capital	BancShares remained well capitalized with a total risk-based capital ratio of 13.8%, a Tier 1 risk-based capital ratio of 11.6%, a common equity Tier 1 ratio of 10.6% and a Tier 1 leverage ratio of 7.9%.

ONGOING COVID-19 RESPONSE
BancShares remains in a strong capital and liquidity position providing stability in navigating the COVID-19 crisis. Our leadership team continues to work to identify and enact appropriate measures in an effort to protect the welfare of our employees and soundness of the organization, while continuing to support our customers. Our branches have re-opened with enhanced safety protocols and our corporate locations remain at limited occupancy due to current virus trends.
Through December 31, 2020, over 97% of all COVID-19 related loan extensions have begun repayment. Delinquency trends among loans entering repayment are in line with the remainder of the portfolio. We have not seen significant declines in overall credit quality, though the impacts of the SBA-PPP and payment extensions could be delaying signs of credit deterioration.
During 2020, BancShares originated over 23,000 SBA-PPP loans, with outstanding aggregate loan balances of $2.41 billion at December 31, 2020. We collected $117.2 million in SBA-PPP related loan fees per the program terms. These fees were deferred and are being recognized in interest income over the life of the respective loans. As of December 31, 2020, remaining deferred fees were $41.1 million.
We began accepting and processing applications for forgiveness during the third quarter of 2020 and have received over 6,500 forgiveness decisions from the SBA to date, representing over $900 million in forgiveness payments. The Consolidated Appropriations Act 2021 was signed into law during the fourth quarter of 2020 and contained provisions for new funding of SBA-PPP loans. We have begun accepting applications for this round of funding beginning in the first quarter of 2021.
Strong Liquidity and Capital Position
We continue to maintain a strong level of liquidity. As of December 31, 2020, liquid assets (available cash, overnight investments and unencumbered available for sale securities) totaled approximately $9.63 billion, representing 19.8% of consolidated assets.
In addition to liquid assets, we had contingent sources of liquidity totaling approximately $11.90 billion in the form of Federal Home Loan Bank borrowing capacity, Federal Reserve Discount Window availability, fed funds lines and a committed line of credit as of December 31, 2020.
At December 31, 2020, BancShares’ regulatory capital ratios were well in excess of Basel III capital requirements with a total risk-based capital ratio of 13.8%, a Tier 1 risk-based capital ratio of 11.6%, a common equity Tier 1 ratio of 10.6%, a Tier 1 leverage ratio of 7.9% and a capital conservation buffer of 5.6%, more than twice the required level of 2.5%.
RECENT MERGER ACTIVITY
On October 15, 2020, BancShares announced a definitive merger agreement with CIT Group Inc. (“CIT”) through which the companies plan to combine in an all-stock merger of equals. The transaction is anticipated to close during the first half of 2021.
NET INTEREST INCOME
Net interest income for the fourth quarter of 2020 was $358.7 million, an increase of $31.6 million, or 9.7%, compared to the fourth quarter of 2019. This was primarily due to an increase in interest earned on loans, driven by SBA-PPP loans and organic loan growth and lower rates paid on interest-bearing liabilities, partially offset by declines in yields on interest-earning assets and increased borrowings. SBA-PPP loans contributed $42.2 million in interest and fee income during the quarter. The taxable-equivalent NIM was 3.02% during the fourth quarter of 2020, a decrease of 57 basis points from 3.59% for the comparable quarter in the prior year. The margin decline was primarily due to a decrease in the yield on interest-earning assets, partially offset by a decline in rates paid on deposits and borrowings. The taxable-equivalent NIM declined 4 basis points from 3.06% in the linked quarter primarily related to a decline in yield on investment securities, partially offset by a decline in the rate paid on interest-bearing deposits.

Net interest income for the year ended December 31, 2020 was $1.39 billion, an increase of $76.8 million, or 5.9%, compared to the same period of 2019. The change was primarily due to SBA-PPP loans and organic loan growth coupled with lower rates paid on deposits and borrowings. This was partially offset by declines in the yield on interest-earning assets and higher deposit and borrowing balances. SBA-PPP loans contributed $90.1 million in interest and fee income during 2020. The taxable equivalent NIM decreased 57 basis points to 3.17% compared to 3.74% for the year ended December 31, 2019, primarily due to a decline in yield on interest-earning assets coupled with an increase in total borrowings, partially offset by a decline in the rate paid on interest-bearing deposits.
PROVISION FOR CREDIT LOSSES
Provision expense was $5.4 million and $58.4 million for the three- and twelve-month periods ended December 31, 2020, respectively, as compared to $7.7 million and $31.4 million for the three- and twelve-month periods ended December 31, 2019, respectively. The increase in the twelve-month period was primarily COVID-19 related as loss estimates consider the potential impact of slower economic activity and elevated unemployment, as well as potential mitigants due to government stimulus and loan accommodations. The year-to-date provision expense includes $36.1 million of reserve build for credit losses specifically related to the potential impacts of COVID-19. The decrease in provision for the three-month period was due to limited movement in credit quality metrics and continued low net charge-offs.
Total net charge-offs in the fourth quarter of 2020 were $5.0 million, a decrease from $9.4 million in the fourth quarter of 2019 due to a lower volume of charge-offs and increased recoveries. Net charge-offs were $22.4 million and $30.0 million for the twelve months ended December 31, 2020 and 2019, respectively. The net charge-off ratio was 0.06% and 0.07% for the three- and twelve-month periods ended December 31, 2020, respectively, compared to 0.14% and 0.11% for the three and twelve-month periods ended December 31, 2019, respectively. Excluding the impact of SBA-PPP loans on average loan balances, the net charge-off ratio was 0.07% and 0.08% for the three and twelve-month periods ended December 31, 2020.
NONINTEREST INCOME
Noninterest income for the fourth quarter of 2020 was $126.8 million compared to $104.4 million for the fourth quarter of 2019, an increase of $22.4 million, or 21.4%. Fair value adjustments on marketable equity securities and realized gains on available for sale securities increased by a combined $16.8 million. Mortgage income increased by $6.5 million due to increased production and sales resulting from lower mortgage interest rates. Wealth income increased $3.2 million driven by an increase in transaction volume and assets under management. Service charges on deposits declined $4.3 million due to lower transaction volumes related to COVID-19 stimulus.
Noninterest income for 2020 was $476.8 million compared to $415.9 million for 2019, an increase of $60.9 million, or 14.6%. Fair value adjustments on marketable equity securities and realized gains on available for sale securities increased by a combined $61.9 million. Mortgage income increased by $18.5 million due to increased production and sales resulting from lower mortgage interest rates. Service charges on deposits declined $17.5 million due to lower transaction volumes related to COVID-19 stimulus.
NONINTEREST EXPENSE
Noninterest expense was $305.4 million for the fourth quarter of 2020, a $13.1 million, or 4.5%, increase compared to the same period in 2019. The increase was largely driven by an $8.7 million increase in personnel expenses primarily from acquisitions and merit increases. Occupancy and equipment expenses increased $5.0 million primarily driven by sanitation and cleaning expenses due to COVID-19 and repairs in the fourth quarter of 2020.
Noninterest expense was $1.19 billion for 2020, an $84.9 million, or 7.7% increase compared to 2019. The increase was largely driven by a $50.7 million increase in personnel expenses as a result of merit increases and acquisitions, a $15.2 million increase in processing fees paid to third parties reflecting continued investment in digital and technological capabilities and an $8.2 million increase in pension expense as a result of a decline in the discount rate.

INCOME TAXES
The effective tax rate was 21.0% for the fourth quarter of 2020 and 22.5% for the fourth quarter of 2019. For fiscal years 2020 and 2019, the effective tax rate was 20.4% and 22.7%, respectively.
The effective tax rates for the fourth quarter and year ended December 31, 2020 were favorably impacted by $3.5 million and $13.9 million, respectively, due to BancShares’ decision to utilize an allowable alternative for computing its 2020 federal income tax liability. Without this alternative, the effective tax rate would have been approximately 23.0% and 22.7% for the fourth quarter and year ended December 31, 2020, respectively. The allowable alternative provides BancShares the ability to use the federal income tax rate for certain current year deductible amounts related to prior year FDIC-assisted acquisitions that was applicable when these amounts were originally subjected to tax.
LOANS AND DEPOSITS
At December 31, 2020, loans totaled $32.79 billion, an increase of $3.91 billion since December 31, 2019. Of this growth, $2.41 billion was related to SBA-PPP loans. Excluding SBA-PPP loans and loans from acquisitions, total loans increased $1.40 billion since December 31, 2019, or by 4.9%.
At December 31, 2020, deposits totaled $43.43 billion, an increase of $9.00 billion since December 31, 2019. This growth includes estimated deposits of $0.93 billion related to the SBA-PPP and deposits from acquisitions of $203.2 million. Excluding the impact of these deposits, total deposits increased $7.87 billion since December 31, 2019, or by 22.9%.
ALLOWANCE FOR CREDIT LOSSES
The ACL was $224.3 million at December 31, 2020, compared to $225.1 million at December 31, 2019. The ACL as a percentage of total loans was 0.68% at December 31, 2020, compared to 0.78% at December 31, 2019. The reduction was due primarily to the adoption of the Current Expected Credit Loss model (“CECL”), resulting in a $37.9 million reduction in the ACL, with a majority of the decrease offset by a reserve build of $36.1 million due to an increase in potential loan losses related to the impact of COVID-19. Excluding SBA-PPP loans, which have no associated ACL, the ACL as a percentage of total loans was 0.74% as of December 31, 2020.
NONPERFORMING ASSETS
Nonperforming assets, including nonaccrual loans and other real estate owned, were $242.4 million, or 0.74% of total loans and other real estate owned at December 31, 2020, compared to $168.3 million or 0.58% at December 31, 2019. Contributing to the increase was the adoption of CECL, which moved loans from performing purchased credit impaired pools into nonaccrual status, and represents $24.9 million of nonaccrual loans as of December 31, 2020.
CAPITAL TRANSACTIONS
During the fourth quarter of 2020, BancShares did not repurchase any shares of Class A common stock compared to a total of 254,510 shares of Class A common stock for $125.0 million at an average cost per share of $490.96 for the fourth quarter of 2019. For the year ended December 31, 2020, BancShares repurchased 813,090 shares of Class A common stock for $333.8 million at an average cost per share of $410.48 compared to 998,910 shares of Class A common stock for $450.8 million at an average cost per share of $451.33 for year ended December 31, 2019. All Class A common stock repurchases completed in 2020 and 2019 were consummated under previously approved authorizations. Following the expiration of our latest share repurchase authorization on July 31, 2020, share repurchase activity was suspended.
EARNINGS CALL DETAILS
First Citizens will host a conference call to discuss the company's financial results on Wednesday, Jan. 27, 2021, at 9 a.m. Eastern time.
To access this call, dial:
Domestic:    833-654-8257
International:    602-585-9869

Conference ID: 7488743
The fourth quarter 2020 earnings presentation and news release will be available on the company’s website at www.firstcitizens.com/investor-relations.
After the conference call, you may access a replay of the call through February 8, 2021, by dialing 855-859-2056 (domestic) or 404-537-3406 (international) with conference ID 7488743.
For investor inquiries, contact Tom Heath, director of Investor Relations, 919-716-4565.
ABOUT FIRST CITIZENS BANCSHARES
BancShares is the financial holding company for Raleigh, North Carolina-headquartered First Citizens Bank. First Citizens Bank provides a broad range of financial services to individuals, businesses, professionals and the medical community through branch offices in 19 states, including digital banking, mobile banking, ATMs and telephone banking. As of December 31, 2020, BancShares had total assets of $49.96 billion.
For more information, visit First Citizens’ website at firstcitizens.com. First Citizens Bank. Forever First®.
FORWARD-LOOKING STATEMENTS
This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the financial condition, results of operations, business plans and future performance of BancShares. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “targets,” “designed,” “could,” “may,” “should,” “will” or other similar words and expressions are intended to identify these forward-looking statements. These forward-looking statements are based on BancShares’ current expectations and assumptions regarding BancShares’ business, the economy, and other future conditions.
Because forward-looking statements relate to future results and occurrences, they are subject to inherent risks, uncertainties, changes in circumstances and other factors that are difficult to predict. Many possible events or factors could affect BancShares’ future financial results and performance and could cause the actual results, performance or achievements of BancShares to differ materially from any anticipated results expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, the impacts of the global COVID-19 pandemic on BancShares’ business, and customers, the financial success or changing conditions or strategies of BancShares’ customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel, the delay in closing (or failure to close) one or more of BancShares’ previously announced acquisition transaction(s), the failure to realize the anticipated benefits of BancShares’ previously announced acquisition transaction(s), and general competitive, economic, political, and market conditions, as well as risks related to the proposed transaction with CIT including, in addition to those described above and among others, (1) the risk that the cost savings, any revenue synergies and other anticipated benefits of the proposed transaction may not be realized or may take longer than anticipated to be realized, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the condition of the economy and competitive factors in areas where BancShares and CIT do business, (2) disruption to BancShares’ and CIT’s businesses as a result of the announcement and pendency of the proposed transaction and diversion of management’s attention from ongoing business operations and opportunities, (3) the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement, (4) the risk that the integration of BancShares’ and CIT’s operations will be materially delayed or will be more costly or difficult than expected or that BancShares and CIT are otherwise unable to successfully integrate their businesses, (5) the failure to obtain the necessary approvals of the stockholders of BancShares and/or CIT, (6) the outcome of any legal proceedings that may be or have been instituted against BancShares and/or CIT, (7) the failure to obtain required governmental approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed transaction), (8) reputational risk and potential adverse reactions of BancShares’ and/or CIT’s customers, suppliers, employees or other business partners, including those resulting from the announcement or completion of the proposed transaction, (9) the failure of any of the closing conditions in the definitive merger agreement to be satisfied on a timely basis or at all, (10) delays in closing the proposed transaction, (11) the possibility that the proposed transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (12) the dilution caused by BancShares’ issuance of additional shares of its capital stock in connection with the proposed transaction, (13) general competitive, economic, political and market conditions, (14) other factors that may affect future results of BancShares and CIT including changes in asset quality and credit risk, the inability to sustain revenue and earnings growth, changes in interest rates and capital markets, inflation, customer borrowing, repayment, investment and deposit practices, the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms, and (15) the impact of the global COVID-19 pandemic on CIT’s business, the parties’ ability to complete the proposed transaction and/or any of the other foregoing risks.
Except to the extent required by applicable laws or regulations, BancShares disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information regarding BancShares and factors which could affect the forward-looking statements contained herein can be found in BancShares’ Annual Report on Form 10-K for the fiscal year ended December 31, 2019, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2020, June 30, 2020, and September 30, 2020 and its other filings with the Securities and Exchange Commission.

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CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share data; unaudited)	Three months ended			Twelve months ended December 31
	December 31, 2020	September 30, 2020	December 31, 2019	2020	2019
SUMMARY OF OPERATIONS
Interest income	$376,876	$374,334	$354,048	$1,484,026	$1,404,011
Interest expense	18,160	20,675	26,924	95,857	92,642
Net interest income	358,716	353,659	327,124	1,388,169	1,311,369
Provision for credit losses	5,403	4,042	7,727	58,352	31,441
Net interest income after provision for credit losses	353,313	349,617	319,397	1,329,817	1,279,928
Noninterest income	126,765	120,572	104,393	476,750	415,861
Noninterest expense	305,373	291,662	292,262	1,188,685	1,103,741
Income before income taxes	174,705	178,527	131,528	617,882	592,048
Income taxes	36,621	35,843	29,654	126,159	134,677
Net income	$138,084	$142,684	$101,874	$491,723	$457,371
Less: Preferred stock dividends	4,636	4,636	—	14,062	—
Net income available to common shareholders	$133,448	$138,048	$101,874	$477,661	$457,371
Net interest income, taxable equivalent	$359,370	$354,256	$328,045	$1,390,765	$1,314,940
PER COMMON SHARE DATA
Net income	$13.59	$14.03	$9.55	$47.50	$41.05
Cash dividends on common shares	0.47	0.40	0.40	1.67	1.60
Book value at period-end	396.21	380.43	337.38	396.21	337.38
CONDENSED BALANCE SHEET
Cash and due from banks	$362,048	$352,419	$376,719	$362,048	$376,719
Overnight investments	4,347,336	3,137,945	1,107,844	4,347,336	1,107,844
Investment securities	9,922,905	9,860,594	7,173,003	9,922,905	7,173,003
Loans and leases	32,791,975	32,845,144	28,881,496	32,791,975	28,881,496
Less allowance for credit losses	(224,314)	(223,936)	(225,141)	(224,314)	(225,141)
Other assets	2,757,730	2,694,707	2,510,575	2,757,730	2,510,575
Total assets	$49,957,680	$48,666,873	$39,824,496	$49,957,680	$39,824,496
Deposits	$43,431,609	$42,250,606	$34,431,236	$43,431,609	$34,431,236
Other liabilities	2,296,803	2,341,853	1,807,076	2,296,803	1,807,076
Shareholders’ equity	4,229,268	4,074,414	3,586,184	4,229,268	3,586,184
Total liabilities and shareholders’ equity	$49,957,680	$48,666,873	$39,824,496	$49,957,680	$39,824,496
SELECTED PERIOD AVERAGE BALANCES
Total assets	$49,557,803	$48,262,155	$38,326,641	$46,021,438	$37,161,719
Investment securities	9,889,124	9,930,197	7,120,023	9,054,933	6,919,069
Loans and leases	32,964,390	32,694,996	27,508,062	31,605,090	26,656,048
Interest-earning assets	46,922,823	45,617,376	36,032,680	43,351,119	34,866,734
Deposits	43,123,312	41,905,844	33,295,141	39,746,616	32,218,536
Interest-bearing liabilities	26,401,222	25,591,707	20,958,943	24,894,309	20,394,815
Common shareholders' equity	3,786,158	3,679,138	3,570,872	3,684,889	3,551,781
Shareholders' equity	$4,126,095	$4,019,075	$3,570,872	$3,954,007	$3,551,781
Common shares outstanding	9,816,405	9,836,629	10,708,084	10,056,654	11,141,069
SELECTED RATIOS
Annualized return on average assets	1.11%	1.18%	1.05%	1.07%	1.23%
Annualized return on average equity	14.02	14.93	11.32	12.96	12.88
Net yield on interest-earning assets (taxable equivalent)	3.02	3.06	3.59	3.17	3.74
Tier 1 risk-based capital ratio	11.6	11.5	10.9	11.6	10.9
Tier 1 common equity ratio	10.6	10.4	10.9	10.6	10.9
Total risk-based capital ratio	13.8	13.7	12.1	13.8	12.1
Tier 1 leverage capital ratio	7.9	7.8	8.8	7.9	8.8

ALLOWANCE FOR CREDIT LOSSES AND ASSET QUALITY DISCLOSURES

	Three months ended			Twelve months ended December 31
(Dollars in thousands, unaudited)	December 31, 2020	September 30, 2020	December 31, 2019	2020	2019
ALLOWANCE FOR CREDIT LOSSES (1)
ACL at beginning of period	$223,936	$222,450	$226,825	$225,141	$223,712
Adoption of ASC 326	—	—	—	(37,924)	—
Initial PCD allowance on new acquisitions(2)	—	—	—	1,193	—
Provision for credit losses	5,403	4,042	7,727	58,352	31,441
Net charge-offs of loans and leases:
Charge-offs	(9,848)	(8,932)	(12,624)	(45,105)	(43,027)
Recoveries	4,823	6,376	3,213	22,657	13,015
Net charge-offs of loans and leases	(5,025)	(2,556)	(9,411)	(22,448)	(30,012)
ACL at end of period	$224,314	$223,936	$225,141	$224,314	$225,141
ACL at end of period allocated to:
PCD	$23,987	$25,127	$7,536	$23,987	$7,536
Non-PCD	200,327	198,809	217,605	200,327	217,605
ACL at end of period	$224,314	$223,936	$225,141	$224,314	$225,141
Reserve for unfunded commitments	$12,814	$13,971	$1,055	$12,814	$1,055
SELECTED LOAN DATA
Average loans and leases:
PCD	$479,302	$512,559	$495,783	$517,121	$537,131
Non-PCD	32,374,204	32,065,084	26,937,524	30,990,135	26,058,370
Loans and leases at period-end:
PCD	462,882	495,878	558,716	462,882	558,716
Non-PCD	32,329,093	32,349,266	28,322,780	32,329,093	28,322,780
RISK ELEMENTS
Nonaccrual loans and leases(3)	$191,483	$186,454	$121,689	$191,483	$121,689
Other real estate owned	50,890	52,789	46,591	50,890	46,591
Total nonperforming assets	$242,373	$239,243	$168,280	$242,373	$168,280
Accruing loans and leases 90 days or more past due(3)	$5,862	$3,587	$27,548	$5,862	$27,548
RATIOS
Net charge-offs (annualized) to average loans and leases	0.06%	0.03%	0.14%	0.07%	0.11%
ACL to total loans and leases(4):
PCD	5.18	5.07	1.35	5.18	1.35
Non-PCD	0.62	0.61	0.77	0.62	0.77
Total	0.68	0.68	0.78	0.68	0.78
Ratio of total nonperforming assets to total loans, leases and other real estate owned	0.74	0.73	0.58	0.74	0.58
(1) BancShares recorded no ACL on investment securities as part of the adoption of ASU 2016-13 Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments as of January 1, 2020, September 30, 2020 or December 31, 2020.
(2) Upon adoption of ASU 2016-13 as of January 1, 2020, the concept of purchased credit impaired loans under ASC 310-30 was eliminated. Loans and leases determined at the date of acquisition, to have experienced more than insignificant credit quality since origination are accounted for under the guidance in ASC Topic 326-20, Credit Losses as purchased credit deteriorated (“PCD”) assets. PCD loans and leases are recorded at fair value at the date of acquisition with an initial reserve recorded directly to the allowance for credit losses. Provision is recorded if there is additional credit deterioration after the acquisition date. Non-PCD loans include originated and purchased non-credit deteriorated loans. Loans previously classified as PCI were determined to be PCD.
(3) Upon adoption of ASU 2016-13, we dissolved pooling of PCI loans allowed under ASC 310-30. This increased the amount of nonaccrual loans as those nonaccrual loans within performing PCI pools were previously excluded from reporting. As of January 1, 2020, there were $47.0 million of nonaccrual loans released from performing PCI pools including $24.2 million of loans that were greater than 90 days past due. Of these nonaccrual loans, $24.9 million were outstanding as of December 31, 2020.
(4) Loans originated in relation to the SBA-PPP do not have a recorded ACL. As of December 31, 2020, the ratio of ACL to total Non-PCD loans excluding SBA-PPP loans was 0.67% while the ratio of ACL to total loans excluding SBA-PPP loans was 0.74%.

AVERAGE BALANCE AND NET INTEREST MARGIN SUMMARY

	Three months ended
	December 31, 2020			September 30, 2020			December 31, 2019
	Average		Yield/	Average		Yield/	Average		Yield/
(Dollars in thousands, unaudited)	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)
INTEREST-EARNING ASSETS
Loans and leases (1)	$32,964,390	$345,300	4.12%	$32,694,996	$336,934	4.06%	$27,508,062	$308,832	4.42%
Investment securities:
U.S. Treasury	526,072	250	0.19	695,419	497	0.28	595,515	3,706	2.47
Government agency	695,757	1,574	0.90	587,377	1,335	0.91	659,857	4,224	2.56
Mortgage-backed securities	7,981,834	21,130	1.06	8,047,247	28,236	1.40	5,563,653	29,964	2.15
Corporate bonds	591,780	7,657	5.18	489,602	6,433	5.26	172,424	2,165	5.02
Other investments	93,681	600	2.55	110,552	739	2.66	128,574	653	2.02
Total investment securities	9,889,124	31,211	1.26	9,930,197	37,240	1.50	7,120,023	40,712	2.29
Overnight investments	4,069,309	1,019	0.10	2,992,183	757	0.10	1,404,595	5,425	1.53
Total interest-earning assets	$46,922,823	$377,530	3.17	$45,617,376	$374,931	3.24	$36,032,680	$354,969	3.89
INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
Checking with interest	$9,688,744	$1,533	0.06%	$9,239,838	$1,369	0.06%	$7,608,857	$1,561	0.08%
Savings	3,230,625	306	0.04	3,070,619	314	0.04	2,596,608	439	0.07
Money market accounts	8,529,816	3,242	0.15	8,108,832	3,634	0.18	6,248,735	7,066	0.45
Time deposits	3,017,044	5,976	0.79	3,205,850	8,151	1.01	3,513,432	13,367	1.51
Total interest-bearing deposits	24,466,229	11,057	0.18	23,625,139	13,468	0.23	19,967,632	22,433	0.45
Securities sold under customer repurchase agreements	684,311	374	0.22	710,237	395	0.22	495,804	479	0.38
Other short-term borrowings	—	—	—	—	—	—	28,284	190	2.63
Long-term borrowings	1,250,682	6,729	2.13	1,256,331	6,812	2.15	467,223	3,822	3.20
Total interest-bearing liabilities	$26,401,222	$18,160	0.27	$25,591,707	$20,675	0.32	$20,958,943	$26,924	0.51
Interest rate spread			2.90%			2.92%			3.38%
Net interest income and net yield on interest-earning assets		$359,370	3.02%		$354,256	3.06%		$328,045	3.59%
(1) Loans and leases include PCD and non-PCD loans, nonaccrual loans and loans held for sale.
(2) Yields related to loans, leases and securities exempt from both federal and state income taxes, federal income taxes only, or state income taxes only are stated on a taxable-equivalent basis assuming statutory federal income tax rates of 21.0%, as well as state income tax rates of 3.4% for all periods presented. The taxable-equivalent adjustment was $654 thousand, $597 thousand and $921 thousand for the three months ended December 31, 2020, September 30, 2020 and December 31, 2019, respectively.